Exhibit 4

EXHIBIT 4
STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made and entered into as of February 8, 2012, by and between ChemoCentryx, Inc., a Delaware corporation (the “Company”), and Glaxo Group Limited, a limited liability company organized under the laws of England doing business as GlaxoSmithKline (“GSK”).

RECITALS

WHEREAS, the Company and GSK have entered into (i) that certain Amendment to Series D Preferred Stock Subscription Agreement (the “Series D Amendment”) , dated as of November 8, 2007, pursuant to which GSK has agreed to purchase an aggregate amount of Seven Million Dollars ($7,000,000) of the Company’s Common Stock, par value $0.001 per share (the “Common Shares”), at a per share price equal to the per share initial public offering price of the Company’s Common Stock (the “IPO Price”) in a private placement closing to be held concurrently with the closing of an initial public offering by the Company of its Common Stock (the “IPO”) resulting in at least Twenty Five Million Dollars ($25,000,000) in gross proceeds to the Company (the “Minimum Financing Condition”) and (ii) that certain Amended and Restated Investors Rights Agreement, dated September, 8, 2011 (the “Investors Rights Agreement” and together with the Series D Amendment and this Agreement, the “Agreements”).

WHEREAS, the Company has determined to conduct an IPO pursuant to which it shall satisfy the Minimum Financing Condition; and

WHEREAS, GSK and the Company wish to further document the agreement of the parties entered into in connection with the Series D Amendment with respect to such concurrent private placement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth below, GSK and the Company hereby agree as follows:

1.	Agreement to Purchase and Sell Common Stock.

1.1           Purchase and Sale.  On the terms and subject to the conditions set forth herein, the Company agrees to issue and sell to GSK, and GSK hereby agrees to purchase from the Company, Seven Million Dollars ($7,000,000) of the Company’s Common Stock at the IPO Price.

1.2           Closing.  The closing of the sale and purchase of the shares of Common Stock (the “Closing”) shall take place at the offices of Latham & Watkins, LLP, 12636 High Bluff Drive, San Diego, California 92130 simultaneously with the closing of the Company’s IPO. At the Closing, the Company shall deliver, or cause to be delivered, by book entry the number of shares of Common Stock being purchased hereby by GSK at the Closing. Delivery to GSK shall be made against payment to the Company of the full amount of the purchase price for the shares of Common Stock being purchased by GSK at the Closing.

1.3           Payment of Purchase Price. Payment by GSK of the purchase price for the Common Shares shall be made by certified or official bank check or checks or wire transfer of immediately available funds in the full amount of the purchase price for the Common Shares to an account specified in writing by the Company.

2.	Representations and Warranties of the Company.

The Company hereby represents and warrants to GSK as of the date hereof and the Closing Date that, except as set forth in the Registration Statement (as defined below, but excluding for the purpose of Section 2, other than Section 1.16, any risk factor disclosure contained in such document under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statement” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature):

2.1           Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

2.2           Authorization.  The Company has all requisite corporate power and authority: (i) to own and operate its properties and assets, (ii) to execute and deliver this Agreement and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions contained herein and all related transactions, (iii) to issue and sell the Common Shares to GSK pursuant to this Agreement, (iv) to perform its obligations under this Agreement and (v) to carry on its business as presently conducted.  This Agreement has been duly authorized by all necessary action on the part of the Company, and has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company enforceable in accordance with its terms and conditions.  The authorization, issuance, sale and delivery of the Common Shares have been duly authorized by all requisite action of the Company’s board of directors and stockholders.

2.3           Valid Issuance of the Stock.  When issued in accordance with this Agreement, the Common Shares will be (i) duly and validly issued, fully paid and nonassessable, free of any liens, options, encumbrances, proxies, adverse claims or restrictions imposed by the Company except as set forth in the Company’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), (ii) assuming the accuracy of GSK’s representations in this Agreement at the time of such issuance, issued in compliance with all applicable federal and state securities laws and (iii) “Registrable Securities” pursuant to the Investors Rights Agreement.

2.4           Capitalization.  As of the Closing and after giving effect to the sale of the Common Shares pursuant to the terms of the Agreements (i) the authorized capital stock of the Company will consist of Two Hundred Million (200,000,000) shares of Common Stock, par value $0.001 per share, and Ten Million (10,000,000) shares of Preferred Stock, par value $0.001 per share; (ii) all issued and outstanding shares of capital stock of the Company (including the Common Shares) are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and were not issued in violation of or subject to any preemptive or similar rights; and (iii) except as otherwise set forth in this Section 2.4, the Company will not have outstanding any shares of capital stock or voting stock of the Company, stock or other securities convertible into or exchangeable for any shares of capital stock of the Company, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of any capital stock, or any stock or securities convertible into or exchangeable for any capital stock of the Company.

2.5           Labor Agreements and Actions.  The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company.  There is no strike or other labor dispute involving the Company pending, or to the knowledge of the Company threatened, which could have a material adverse effect on the assets, properties, financial condition, operating results, or business of the Company, nor is the Company aware of any labor organization activity involving its employees.  The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing.  Each officer and each employee of the Company is not party to any employment agreement and the employment of such individuals is terminable at the will of the Company.

2.6           Agreements; Action.

(a)           Except for agreements explicitly contemplated in the Agreements, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof nor are there agreements or understandings between any person and/or entities, which affect or relate to the voting or giving of written consents with respect to any security or by a director of the Company.

(b)           There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to the Company in excess of, $100,000.00, (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company or (iii) provisions restricting or affecting the development, manufacture or distribution of the Company’s products or services.

(c)           The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) made any loans or advances to any person, other than ordinary advances for travel expenses, (iii) sold, exchanged or otherwise disposed of any of its assets or rights other than the sale of its inventory in the ordinary course of business or (iv) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $100,000.00 or collectively in excess of $500,000.00.

(d)           For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(e)           The Company is not a party to and is not bound by any contract, agreement or instrument, or subject to any restriction under its Amended and Restated Certificate of Incorporation or Bylaws, that adversely affects its business as now conducted or as proposed to be conducted, its properties or its financial condition.

(f)           The Company has not engaged in the past three (3) months in any discussion (i) with any representative of any corporation or corporations regarding the merger of the Company with or into any such corporation or corporations, (ii) with any representative of any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company would be disposed of, or (iii) regarding any other form of liquidation, dissolution or winding up of the Company.

(g)           Each of the contracts listed in Section 2.6(g) of the Schedule of Exceptions (the “Material Contracts”) is a valid and binding obligation of the Company.  No event or circumstance has occurred which would result in a breach or default under any of the Material Contracts by the parties thereto nor is any party thereto currently in breach or default under any Material Contract, other than a breach or default that would not reasonably be expected to have a material adverse affect on the business, properties, prospects or financial condition of the Company.

2.7           Title.  The Company has good and marketable title to its properties and assets and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) the lien of current taxes not yet due and payable and (ii) liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company and which have not arisen otherwise than in the ordinary course of business.

2.8           Litigation. There are no actions, claims, suits, proceedings or investigations pending against the Company or its properties before any court or governmental agency (nor, to the Company’s knowledge, is there any reasonable basis therefor or threat thereof) that might result in any material adverse effect on the assets, properties, financial condition, operation, results or business of the Company.  The foregoing includes, without limitation, actions pending or threatened (or any reasonable basis therefor known to the Company) involving the prior employment of any of the Company’s employees or consultants, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreement with their former employers.  The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

2.9           Employees. To the Company’s knowledge, no employee or consultant of the Company is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of such employee with the Company or any other party because of the nature of the business conducted or to be conducted by the Company.

2.10           Registration Rights; Voting Rights. Except as set forth in the Investors Rights Agreement, the Company is not under any contractual obligation to register any of its presently outstanding securities or any of its securities that may hereafter be issued.  To the Company’s knowledge, no stockholders of the Company have entered into any agreement with respect to the voting of capital shares of the Company.

2.11           Governmental Consent, etc.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority (other than filings required to be made under applicable federal and state securities laws) on the part of the Company is required in connection with (i) the authorization, execution and delivery of this Agreement or (ii) the authorization, issuance and delivery of the Common Shares pursuant to this Agreement, except qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Securities under the California Corporate Securities Law of 1968, as amended, applicable Blue Sky laws and the Hart-Scott Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder, which filings and qualifications, if required, will be accomplished in a timely manner.

2.12           Non-Contravention.  The Company is not in violation or default of any provisions of the Company’s Amended and Restated Certificate of Incorporation or By-Laws, each as amended to date (collectively, the “Charter Documents”) or of any instrument, judgment, order, writ, decree or contract to which the Company is a party or by which the Company is bound, and to its knowledge is not in violation of any provision of any statute, rule or regulation applicable to the Company, which violation or default would materially and adversely affect the business of the Company. The execution, delivery and performance of this Agreement will not result in any material violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice of (w) any provision of the Charter Documents, (x) any material provision of any judgment, decree or order to which the Company is a party or by which the Company is bound, (y) any material contract, obligation or commitment to which the Company is a party or by which the Company is bound; or (z) any statute, rule or regulation applicable to the Company which would materially and adversely affect the business of the Company.

2.13           Offering.  Subject to the accuracy of GSK’s representations in Section 3 hereof, the offer, sale and issuance of the Securities will constitute a transaction exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and will be in compliance with applicable state securities laws.

2.14           Patents and Trademarks.  Section 2.14 of the Schedule of Exceptions sets forth a complete listing of all of the material patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, trade name applications, copyrights and copyright applications of the Company (the “Rights”). The Rights and the material trade secrets, proprietary information, proprietary rights and processes, formulae, biological materials, test results, customer lists and know-how of the Company are referred to herein as its “Intellectual Property.”  To its knowledge, after reasonable inquiry, the Company has sufficient title to and ownership of, or rights to use, without any conflict with or infringement of the rights of others, all of (a) the Rights and (b) the Intellectual Property which it deems necessary for its business as now conducted; except for which would not have a material adverse effect on the business, properties, prospects or financial condition of the Company.  The Company has not received any communications alleging any claims that the Company has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity or that the Intellectual Property is invalid or unenforceable or infringes on the rights of any other person or entity or that the Company does not have good title to any of the Intellectual Property, except for which would not have a material adverse effect on the business, properties, prospects or financial condition of the Company.  The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Company or that would materially conflict with the Company’s business as proposed to be conducted.  Neither the execution nor delivery of the Agreements, nor the carrying on of the Company’s business by the employees of the Company, will, to the best of the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees are now obligated, except for which would not have a material adverse effect on the business, properties, prospects or financial condition of the Company.  The Company does not believe it will be necessary to utilize any inventions of any of the Company’s employees (or people it currently intends to hire) made prior to their employment by the Company which are not currently licensed to or owned by the Company.  Other than as set forth on Section 2.14 of the Schedule of Exceptions, to the Company’s knowledge, the Company has not granted to any other person or entity any rights in the Intellectual Property or current products or services of the Company.  The Company is not currently obligated or under any existing liability to make any material royalty or other payments to any owner of, licensor of, or other claimant to, any patent, trademark, service name, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of their respective businesses as now conducted or as proposed to be conducted or otherwise.  The Company shall use its commercially reasonable efforts to comply with the provisions of 37 C.F.R 1.56 (“Duty to disclose information material to patentability”) during prosecution of the U.S. patent applications listed in Section 2.14 of the Schedule of Exceptions.  To the Company’s knowledge, except with respect to the rights of third parties to the Intellectual Property that the Company is licensed or otherwise authorized by third parties to use, market, distribute or incorporate in the Intellectual Property, no third party has any express rights to reproduce, distribute, market or exploit any works or materials of which any of the Intellectual Property is a “derivative work” as that term is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.

2.15           Obligations to Related Parties.  There are no obligations of the Company to officers, directors, stockholders or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to employees.  None of the officers, directors or stockholders of the Company, or any members of their immediate families are indebted to the Company or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, except that officers, directors and/or stockholders of the Company may own stock in publicly traded companies which may compete with the Company.  To the Company’s knowledge, no officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Company).  The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

2.16           Disclosure.  To the Company’s knowledge, neither the Agreements, including all certificates delivered in connection herewith, when taken as a whole, nor the registration statement on Form S-1 (No. 333-177332) (the “Registration Statement”), contains any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein not misleading in light of the circumstances under which they were made.  The Company has provided GSK with all the information that GSK has requested for deciding whether to purchase the Common Shares and all information which the Company believes is reasonably necessary to enable GSK to make such decision.  To the Company’s knowledge, no information provided to GSK contains any misstatement or omission of a material fact, and such information, including without limitation the patent files, is materially complete.

2.17           Employee Benefit Plans.  The Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

2.18           Tax Returns and Payments.  The Company has filed all tax returns and reports as required by law when due.  These returns and reports are true and correct in all material respects.  The Company has timely paid all material taxes and other assessments due.

2.19           Proprietary Information and Inventions Agreements.  Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms made available to GSK, if requested.  The Company is not aware that any of its current and former employees or consultants is in violation thereof and the Company will use its best efforts to prevent any such violation.

2.20           Permits.  The Company has all franchises, permits, licenses and any similar authority necessary for the ownership of its assets and conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Company.  The Company is not in default under any of such franchises, permits, licenses or other similar authority, no condition exists that would constitute a material default thereunder and no such franchises, permits, licenses or other similar authority will be terminated or impaired by the transactions contemplated hereby.

2.21           Corporate Documents.  The Certificate and Bylaws of the Company are in the form made available to GSK, if requested.  The copy of the minute books of the Company made available to GSK, if requested, contains minutes of all meetings of directors (and any committees of directors) and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and reflects accurately in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

2.22           Insurance.  The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

2.23           Use of Proceeds.  The Company agrees to use the proceeds received by the Company pursuant to this Agreement for general corporate purposes.

2.24           Finder’s Fee.  The Company represents that it neither is nor will be obligated for any finder’s fee or commission in connection with the sale of the Common Shares.

2.25           Employee Matters.

(a)           Except as would not have a material adverse effect on the business, properties, prospects or financial condition of the Company, the Company is in compliance in all material respects with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and has not engaged in any unfair labor practice.

(b)           No employee or former employee of the Company will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

(c)           Thomas Schall has not advised the Company (orally or in writing) that he intends to terminate his employment with the Company.

2.26           Financial Statements.  The Company has delivered to GSK (a) its audited balance sheet and statements of operations and cash flows as of and for the fiscal years ended December 31, 2009 and 2010 and (b) its unaudited balance sheet and statement of operations as of and for the nine months ended September 30, 2011 (collectively, the “Financial Statements”).  The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period indicated, except that the unaudited balance sheet as of September 30, 2011 does not contain footnotes.  The Financial Statements accurately set out and describe the financial condition and operating results of the Company in all material respects as of the date, and for the period, indicated therein.  The Company has no material liabilities or obligations, absolute or contingent (individually or in the aggregate), except (a) the liabilities and obligations set forth in the Financial Statements and (b) liabilities and obligations which have been incurred subsequent to December 31, 2010 in the ordinary course of business.

2.27           Environmental Matters.  No hazardous waste, substances or materials, or oil or petroleum products have been generated, transported, used, disposed of, stored or treated by the Company, except in material compliance with applicable environmental laws.  To the knowledge of the Company, no hazardous wastes, substances or materials, or oil or petroleum products have been released, discharged, disposed of or otherwise caused to enter the soil or water in or upon any real property owned, leased or operated by the Company, except in material compliance with applicable environmental laws.  To the knowledge of the Company, the Company has complied in all material respects with all applicable environmental, health and safety laws and regulations, except where the failure to so comply has not had or is not reasonably likely to have a material adverse effect on the Company or its operations.

2.28           C Corporation Status.  The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended, to be treated as a Subchapter S corporation.

2.29           Compliance with Securities Laws.  Assuming the accuracy of GSK’s representations, the offer, grant, sale, and/or issuance of the Common Shares will not be in violation of the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), any state securities or “blue sky” law, or the Charter Documents, when offered, sold and issued in accordance with this Agreement.

3.	Representations and Warranties of GSK.

3.1           GSK represents and warrants to the Company that: (i) it is an “accredited investor” as defined in Rule 501(a) promulgated under the 1933 Act; (ii) it has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development, so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof; (iii) it has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management; and (iv) its financial condition is such that it is able to bear the risk of holding the Common Shares for an indefinite period of time and can bear the loss of the entire investment in such securities.

3.2           This Agreement is made in reliance upon GSK’s express representations that (i) the Common Shares are being acquired for GSK’s own account (and not on behalf of any other person or entity) for the purpose of investment and not with a view to, or for sale in connection with, the distribution thereof, nor with any present intention of distributing or selling the Common Shares or any portion thereof, (ii) GSK was not organized for the specific purpose of acquiring the Common Shares, (iii) the Common Shares will not be sold by GSK without registration under the 1933 Act or applicable state securities laws, or an exemption therefrom; (iv) GSK became interested in acquiring the Common Shares through its substantive pre-existing relationship with the Company; and (v) GSK was not solicited by the Registration Statement (it being understood that representations (iv) and (v) in this Section 3.2 shall not have any effect on GSK’s ability to rely on the representations and warranties of the Company in Section 2.16).

3.3           GSK understands that until such time as the Common Shares shall have been registered under the 1933 Act and applicable state securities laws or shall have been transferred in accordance with an opinion of counsel reasonably satisfactory to the Company that such registration is not required, stop transfer instructions shall be issued to the Company’s transfer agent, if any, or, if the Company transfers its own securities, a notation shall be made in the appropriate records of the Company with respect to such securities, and the certificate or certificates representing such securities shall bear a restrictive legend stating that such securities have not been registered under the 1933 Act and applicable state securities laws and referring to restrictions on the transferability and sale thereof.

3.4           GSK further understands that its representations and warranties hereunder will not preclude disposition of the Common Shares without registration thereof, in compliance with Rule 144 promulgated under the 1933 Act (“Rule 144”).  GSK understands and acknowledges, however, that (i) there is not now available, and may not be available when it wishes to sell the Common Shares, or any portion thereof, the adequate current public information with respect to the Company which would permit offers or sales of such securities pursuant to Rule  144 and therefore compliance with the 1933 Act or some other exemption from the registration and prospectus delivery requirements of the 1933 Act will be required for any such offer or sale and (ii) except as set forth in the Investors Rights Agreement, the Company is under no obligation to register such securities or to make and keep public information available.

3.5           Receipt of Information.  GSK has been furnished access to the business records of the Company and such additional information and documents as GSK has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement, the purchase of the Common Shares, the Company’s business, operations, market potential, capitalization, financial condition and prospects and all other matters deemed relevant by GSK.

3.6           Brokerage.  There are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of GSK and GSK agrees to indemnify and hold the Company harmless against any damages incurred as a result of any such claims.

3.7           Authorization.  GSK has all requisite power and authority to execute and deliver this Agreement.  This Agreement constitutes the valid and legally binding obligation of GSK, enforceable against GSK in accordance with its terms.

4.	Conditions to the Closing.

4.1           Conditions to GSK’s Obligation to Purchase the Common Shares at the Closing.  GSK’s obligation to purchase the Common Shares at the Closing is subject to the satisfaction of the following conditions:

(a)           Representations and Warranties True.  The representations and warranties made herein by the Company shall be true and correct as of the Closing in all material respects.

(b)           Consents, Permits, and Waivers.  The Company shall have obtained any and all authorizations, approvals, consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement (except as may be properly obtained subsequent to the Closing), no judgment, decree, injunction, order or ruling of any court or governmental or regulatory body would be violated by the consummation of the transactions contemplated by this Agreement and any and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired.

(c)           Performance of Obligations.  The Company shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Company on or before the Closing.  The Company shall have delivered to GSK a certificate of the Company executed by an authorized officer of the Company, dated as of the date of the Closing, certifying to the fulfillment of the conditions specified in Sections 4.1 and 4.2 of this Agreement.

(d)           Opinion of Counsel.  GSK shall have received from Latham & Watkins LLP, counsel for the Company, an opinion dated as of the Closing, in substantially the form of Exhibit A.

(e)           Good Standing Certificate.  The Company shall have received, and provided a copy to GSK, a certificate of good standing from the Secretary of State of the State of Delaware, and each other jurisdiction in which failure to be so qualified would have a material adverse affect on the Company’s business, financial condition or results of operations.

(f)           Incumbency Certificate.  GSK shall have received a certificate certifying the genuineness of the signature of the President and Chief Executive Officer of the Company.

(g)           Secretary’s Certificate.  GSK shall have received from the Company’s Secretary a certificate having attached thereto (i) the Company’s Amended and Restated Certificate of Incorporation as in effect at the time of the Closing, (ii) the Company’s Bylaws as in effect at the time of the Closing and (iii) resolutions approved by the Board of Directors authorizing the transactions contemplated by this Agreement.

(h)           Initial Public Offering.  The Company shall be simultaneously closing its IPO and such IPO shall satisfy the Minimum Financing Requirement.

4.2           Conditions to Obligations of the Company at the Closing.  The Company’s obligation to issue and sell the Common Shares to GSK at the Closing is subject to the satisfaction of the following conditions:

(a)           Representations and Warranties True.  The representations and warranties made herein by GSK shall be true and correct as of the Closing in all material respects and the representations and warranties made herein by GSK in the Series D Subscription Agreement shall be true and correct as of the Closing in all material respects.

(b)           Consents, Permits, and Waivers.  The Company shall have obtained any and all authorizations, approvals, consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement (except as may be properly obtained subsequent to the Closing) and no judgment, decree, injunction, order or ruling of any court or governmental or regulatory body would be violated by the consummation of the transactions contemplated by this Agreement.

(c)           Performance of Obligations.  GSK shall have performed and complied with all agreements and conditions herein required to be performed or complied with by GSK on or before the Closing.

(d)           Initial Public Offering. The Company shall be simultaneously closing its IPO and such IPO shall satisfy the Minimum Financing Requirement.

5.	Miscellaneous.

5.1           Governing Law.  This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and performed entirely in California.

5.2           Survival.  The representations, warranties and agreements made herein shall survive the closing of the transactions contemplated hereby, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of GSK or the Company.  All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

5.3           Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, that the rights of GSK to purchase the Common Shares shall not be assignable without the consent of the Company; provided, further, however, the rights under this Agreement may be assignable to any entity affiliated by common control (or other related entity) of GSK.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided by this Agreement.

5.4           Entire Agreement.  Except for the Series D Amendment, this Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

5.5           Severability.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.6           Amendment and Waiver.  This Agreement may be amended or modified only upon the written consent of the Company and GSK.

5.7           Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective addresses of the parties as set forth on the signature page hereof or at such other address as the Company or GSK may designate by ten (10) days advance written notice to the other party hereto.

5.8           Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.9           Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be an original, but all of which together shall constitute one instrument.

5.10           California Corporate Securities Law.  THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION OR IN THE ABSENCE OF AN EXEMPTION FROM SUCH QUALIFICATION IS UNLAWFUL.  PRIOR TO ACCEPTANCE OF SUCH CONSIDERATION BY THE COMPANY, THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR AN EXEMPTION FROM SUCH QUALIFICATION BEING AVAILABLE.

5.11           Specific Performance.  Notwithstanding anything contained in this Agreement to the contrary, nothing shall limit the rights of the parties to seek equitable remedies.  In the event of any actual or threatened breach by either of the parties of any of the covenants or agreements in this Agreement, the party who is or is to be thereby aggrieved shall have the right to seek specific performance and injunctive relief giving effect to its rights under this Agreement, in addition to any other rights and remedies at law or in equity without any requirement to post a bond or other security.  The parties agree that any such breach or threatened breach would cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

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IN WITNESS WHEREOF, this Stock Purchase Agreement has been executed as of the date and year first above written.

COMPANY:

CHEMOCENTRYX, INC.

By: /s/ Thomas J. Schall
Name: Thomas J. Schall, Ph.D.
Title:   President and Chief Executive Officer

Address: 850 Maude Avenue
         Mountain View, CA  94043

GSK:

GLAXO GROUP LIMITED

By: /s/ Paul Williamson
Name: Paul Williamson
Title:  Authorized Signatory For and on behalf
           of Edinburgh Pharmaceutical Industries Limited
           Corporate Director

Address: 980 Great West Road
         Brentford, Middlesex
         TW8 9GS  UK